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                   EXHIBIT 23.3: CONSENT OF DIXON HUGHES PLLC

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                         [DIXON HUGHES PLLC LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
First South Bancorp, Inc.


We consent to the incorporation by reference in this registration statement on Form S-8 of First South Bancorp, Inc. and Subsidiary, our report dated March 7, 2006, except as to the stock split discussed in Note 1 to the consolidated financial statements which is as of May 25, 2006, with respect to the 2005 consolidated statements of operations, changes in stockholders' equity, and cash flows of First South Bancorp, Inc. and Subsidiary, which report appears in First South Bancorp, Inc.'s 2007 Annual Report on Form 10-K.


/s/ Dixon Hughes PLLC

Greenville, North Carolina
May 28, 2008